Exhibit 99.1

Investor Contact:	Michael E. Conley
(972) 443-6557

Media Contact:	Sean S. Clancy
(972) 443-6546

FOR RELEASE JULY 22, 2003 AT 7:00 A.M. CDT

Flowserve Reports Improved Bookings and Backlog in Second Quarter Results

Cash Flow Improves and Debt Prepayments Remain Strong

DALLAS – July 22, 2003 – Flowserve Corp. (NYSE: FLS) today reported net income of $13.2 million, or 24 cents a share, in the second quarter of 2003, compared with $14.3 million, or 27 cents a share, in the year-ago quarter.

Before special items, net income was 32 cents a share in the second quarter of 2003, in line with the company’s guidance.  Special items in the quarter relate to integration and restructuring expenses associated with the acquisition of the flow control division of Invensys plc (IFC).

Second Quarter Highlights  (Comparisons are versus second quarter 2002, unless noted.  Pro forma results give effect as if the May 2, 2002 acquisition of IFC had been completed on Jan. 1, 2002.)

•                  Bookings – Up 9 percent, up 4 percent pro forma.

•                  Backlog – Up 2 percent.

•                  Sales – Up 4 percent, down 1 percent pro forma.

•                  Cash flow from operations – Up $33 million, to $84 million.

•                  Debt – Optional prepayments of $65 million.

•                  Net debt-to-capital ratio – Improves to 54 percent, from 57 percent at end of first quarter of 2003 and 61 percent year-ago.

•                  DSO – Improves by 12 days.

•                  Inventory turns – Improve to 4.0, from 3.4.

•                  Operating income, excluding special items – Down 21 percent, down 17 percent pro forma.

•                  EPS – 32 cents compared with 46 cents in year-ago quarter, excluding special items in both periods; 24 cents reported compared with 27 cents reported in year-ago quarter.

Second Quarter Results

Bookings increased 9 percent to $622.4 million in the second quarter of 2003 compared with $572.3 million reported, and increased 4 percent compared with $601.0 million pro forma, in last year’s second quarter.  “The level of bookings increased during the quarter despite weaker book-and-ship business, reflecting in particular strong petroleum-related project business, much of which will ship in 2004,” said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer.

Second quarter 2003 sales increased 4 percent to $614.0 million compared with $592.7 million in the prior year period.  This increase reflects the acquisition of IFC, partially offset by the continued weakness in the quick-turnaround business.  On a pro forma basis, second quarter 2002 sales were $621.4 million.

Currency translation had an 8 percent favorable impact on bookings and sales compared with 2002.

Operating income, excluding special items, was $49.5 million in the second quarter of 2003, compared with $62.6 million reported and $59.5 million pro forma in the year-ago quarter.  The unfavorable comparisons are primarily due to a higher mix of lower margin project business and some cost overruns, despite a favorable contribution from currency translation.

Net income, before special items, was $17.4 million in the second quarter of 2003 compared with $24.0 million, and $22.1 million pro forma, in last year’s second quarter.  Special items for integration and restructuring expenses related to the IFC acquisition were $6.5 million in the second quarter of 2003.  In the year-ago period, these expenses were $2.6 million plus an additional $2.6 million included in cost of sales related to a required purchase accounting revaluation of inventory.  Further, special items in the year-ago period included $9.7 million of deferred financing costs related to the extinguishment of debt in connection with the financing of the IFC acquisition.  Those expenses were accounted for as extraordinary in 2002 and are now considered as a component of interest in accordance new accounting requirements.

“While our petroleum-related project business was strong, the already weak chemical sector weakened further in the latter half of the second quarter of 2003 due to escalating natural gas costs,” Greer said.  “The net impact on Flowserve has been to further depress our book-and-ship business to that sector.”

Cash Flow and Working Capital Improve

In the second quarter of 2003, the company generated $83.7 million of cash flow from operations after funding $8.3 million of integration and restructuring costs during the quarter.  This compares with $50.7 million of cash flow from operations after funding $1.6 million of integration and restructuring costs in the year-ago quarter.  The $33 million improvement reflects improvements in receivables and inventories.

Working capital as a percentage of sales improved to 22.4 percent at the end of the second quarter of 2003, compared with 28.7 percent at the end of the prior year period.  Days’ sales outstanding improved to 69 days at the end of the second quarter of 2003, compared with 81 days at the end of last year’s second quarter.  Inventory turns improved to 4.0 times for the second quarter of 2003, compared with 3.4 times for the year-ago period.

“A year ago at this time, after the completion of the IFC acquisition, I said that our number one priority – particularly considering our weak end-user markets – was our balance sheet and repayment of debt.  This quarter, with our $84 million of cash flow, and $65 million of prepayments, we are continuing to demonstrate we are doing just that.”  Greer went on to say, “I am particularly pleased with the momentum we are gaining in improving inventory turns.”

Continued Debt Reduction

The company continued optional debt repayments, raising the total of debt prepayments made in 2003 to $85 million.  The net debt-to-capital ratio improved to 54 percent at the end of the second quarter of 2003, compared with 61 percent at the end of the year-ago period and 57 percent at the end of this year’s first quarter.  “We remain committed to our goal of reducing debt by $150 million in 2003,” Greer said.  “Through the first six months of this year, we are more than halfway to this target.”

Effective June 30, 2003, the company and its banks amended certain financial covenants in its senior credit facility to, among other things, delay the step-downs in the maximum leverage ratio and step-ups in the minimum interest coverage ratio.

“At the end of the second quarter of 2003, with our leverage ratio at 3.68 and interest coverage ratio at 3.01, Flowserve was in compliance with the terms of the original covenants,” Greer said.  “However, due to the current favorable financing climate, we felt it was prudent to amend the covenants to provide some additional flexibility.”

FPD Bookings Improve, But Current Sales Lower

In the Flowserve Pump Division (FPD), second quarter 2003 sales were $294.1 million compared with $318.6 million in the prior year period.  Operating income was $18.2 million in the second quarter of 2003, compared with $42.4 million in the year-ago period.  Bookings increased year-over-year and sequentially for the second consecutive quarter.  Second quarter 2003 bookings increased 15 percent to $317.0 million compared with the prior year period, and increased 4 percent compared with this year’s first quarter.  Second quarter 2003 operating margin was 6.2 percent compared with 13.3 percent in last year’s second quarter.

“Though FPD’s bookings are up, their operating income compared with the second quarter of 2002 reflects lower sales, unfavorable mix and some cost overruns,” Greer said.  “The mix is unfavorable due to reduced levels of sales to the chemical markets and of parts and services, particularly to the Middle East and Venezuela.  The cost overruns relate to some applications that proved more challenging than originally anticipated.  As I discussed last quarter, these were already embedded in our earlier earnings guidance.”

FCD Posts Stronger Results

In the Flow Control Division (FCD), despite relatively flat year-over-year pro forma sales, operating income, before special items, improved to $22.5 million in the second quarter of 2003, compared with $11.6 million reported and $8.4 million pro forma in the year-ago quarter.  Second quarter 2003 sales were $235.2 million compared with $194.2 million reported and $222.9 million pro forma in the prior year period.   Second quarter 2003 bookings increased

11 percent to $229.0 million compared with the prior year period, declined 2 percent compared with the prior year pro forma, and increased 6 percent compared with this year’s first quarter.  Operating margin, before special items, was 9.6 percent compared with 6.0 percent reported and 3.8 percent pro forma in last year’s second quarter.

“FCD’s results reflect the accretion of the 2002 IFC acquisition and improved operational efficiencies despite the challenging market conditions,” Greer said.  “For the most part, the integration of IFC is complete, with synergy savings currently at an annual run rate of about $20 million.”

FSD Reports Increases in Operating Income, Sales and Bookings

The Flow Solutions Division’s (FSD) second quarter 2003 operating income increased 5 percent to $17.5 million, compared with $16.6 million in the year-ago quarter.  Second quarter 2003 sales increased 3 percent to $90.9 million, compared with $88.1 million in the second quarter of the prior year.   Second quarter 2003 bookings increased 2 percent to $90.0 million compared with the year-ago period.  Operating margin improved 40 basis points to 19.2 percent.

“FSD’s performance demonstrates that its business strategy and customer-centric focus can generate good operating results across a range of business environments,” Greer said.

Outlook

Greer re-emphasized his positive longer-term outlook for Flowserve and its end-markets.  “The good level of project business booked year to date now gives us increasing confidence that at this point, we have seen the trough.  I am confident that our end-user strategy, recent organizational changes and our operating initiatives will help us improve our results in 2004.  However, for the near term we remain cautious.

“For the third quarter of 2003, we estimate earnings per share, before special items, will be in the range of 22 to 27 cents; and 18 to 23 cents including special items,” Greer said.  “While we expect our valve business to be up year-over-year due to synergy savings, our current, more conservative outlook for the book-and-ship business and the push out of some third quarter shipments into the fourth quarter result in our lower projected range versus last year.  Keep in mind, while we have had two consecutive quarters of good bookings in our pump division, most of that will not ship until 2004.

“Though we can see our way to achieve our earlier full year estimates, given our current, more conservative outlook for the book-and-ship business in the third quarter, we feel a more appropriate projected range for full year earnings per share is $1.23 to $1.37, excluding special items, and $1.00 to $1.14 including special items,” Greer said.

Greer emphasized that cash flow and de-leveraging continue to be the company’s top priorities.  “We are generating strong cash flow, paying down debt early and improving our operations.  I am encouraged by the strength of second quarter bookings, which bodes well for 2004.”

Conference Call

The company will webcast its regular quarterly investor conference call today at 11:00 a.m. Eastern Time.  This conference call can be accessed through the company’s website at www.flowserve.com.  More information about Flowserve Corp. can also be obtained by visiting this website.

Flowserve Corp. is one of the world’s leading providers of industrial flow management services.  Operating in 56 countries, the company produces engineered and industrial pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including continuing conflict in Iraq with its potential impact on Middle Eastern markets and global oil producers; the health of the company’s various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; and the recognition of significant expenses associated with adjustments to realign the company’s facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company’s operations and the cost of financing, including increases in interest costs.  Flowserve undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

(Tables Follow)

Flowserve Corporation

Income Statements

June 30, 2003

Condensed

Consolidated

Dollar and share amounts in millions, except per share data	2nd Quarter		Year to Date
	2003	2002	2003	2002
Sales	$614.0	$592.7	$1,178.0	$1,039.8
Cost of sales	434.1	410.7	828.6	715.7
Gross profit	179.9	182.0	349.4	324.1
Selling, general & administrative expense	130.4	122.0	258.8	222.2
Integration expense	5.7	2.0	12.1	2.0
Restructuring expense	0.8	0.6	1.8	0.6
Operating income	43.0	57.4	76.7	99.3
Loss on optional prepayments of debt	0.5	9.7	0.6	9.7
Net interest expense	20.7	23.9	41.0	45.7
Other expense, net	1.6	1.7	2.3	2.2
Earnings before income taxes	20.2	22.1	32.8	41.7
Provision for income taxes	7.0	7.8	11.3	14.6
Net earnings	$13.2	$14.3	$21.5	$27.1

Average shares outstanding - basic	55.2	51.9	55.2	48.5
Average shares outstanding - diluted	55.3	52.7	55.3	49.2

Earnings per share basic:
Net earnings	$0.24	$0.28	$0.39	$0.56
Earnings before special items*	$0.32	$0.46	$0.55	$0.76

Earnings per share diluted:
Net earnings	$0.24	$0.27	$0.39	$0.55
Earnings before special items*	$0.32	$0.46	$0.55	$0.75

Bookings	$622.4	$572.3	$1,230.4	$1,046.2
Ending backlog	$814.7	$799.5	$814.7	$799.5

Sales - percent of total
Original equipment	58%	57%	58%	53%
Aftermarket	42%	43%	42%	47%

Bookings - percent of total
Original equipment	57%	57%	57%	53%
Aftermarket	43%	43%	43%	47%

*  Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  See Special Items table for reconciliation of operating income, net earnings and earnings per share to operating income before special items, net earnings before special items and earnings per share before special items.

Flowserve Corporation

Balance Sheets

June 30, 2003

Condensed

Consolidated

Amounts in millions	June 30, 2003	December 31, 2002

Assets

Current assets:
Cash and cash equivalents	$55.9	$49.3
Accounts receivable, net	472.2	490.8
Inventories	433.7	431.2
Prepaids and other current assets	66.5	59.7
Total current assets	1,028.3	1,031.0

Property, plant and equipment, net	449.7	464.4

Goodwill, net	862.9	833.5
Other intangible assets, net	170.2	176.5
Other assets	102.8	102.3

Total assets	$2,613.9	$2,607.7

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$225.0	$230.6
Accrued liabilities	243.3	222.8
Long-term debt due within one year	32.1	38.6
Total current liabilities	500.4	492.0

Long-term debt due after one year	984.9	1,055.8
Post-retirement benefits and deferred items	320.0	304.2
Total long-term liabilities	1,304.9	1,360.0

Shareholders’ equity	808.6	755.7

Total liabilities and shareholders’ equity	$2,613.9	$2,607.7

Flowserve Corporation

Statement of Cash Flows

June 30, 2003

Condensed

Consolidated

	2nd Quarter		Year to Date
Amounts in millions	2003	2002	2003	2002

Cash flows – Operating activities:
Net earnings	$13.2	$14.3	$21.5	$27.1

Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	14.9	14.6	30.4	26.2
Amortization	2.6	2.2	5.2	3.6
Financing fees and other	2.4	11.5	3.1	12.6
Change in assets and liabilities, net of acquisitions:
Accounts receivable	32.9	(8.0)	39.7	4.9
Inventories	13.4	2.3	12.9	(7.6)
Prepaid expenses	1.0	4.4	(0.1)	8.6
Other assets	(1.8)	0.3	(2.3)	(2.6)
Accounts payable	(2.9)	(20.7)	(18.6)	(9.2)
Accrued liabilities	3.7	(2.5)	(3.9)	(16.0)
Income taxes payable	2.3	8.8	6.0	12.5
Net deferred taxes	(1.4)	21.0	(3.6)	16.4
Retirement benefits and other liabilities	3.4	2.5	7.0	3.6
Net cash flows provided by operating activities	83.7	50.7	97.3	80.1

Cash flows - Investing activities:
Capital expenditures	(7.2)	(8.7)	(12.7)	(14.8)
Cash received for disposals of assets	—	0.6	—	1.7
Payments for acquisitions, net of cash acquired	—	(529.7)	—	(529.7)
Net cash flows used by investing activities	(7.2)	(537.8)	(12.7)	(542.8)

Cash flows - Financing activities:
Debt payments	(65.0)	(529.2)	(85.0)	(565.6)
Proceeds from long-term debt	—	795.3	—	795.3
Proceeds from issuance of common stock	—	275.9	—	275.9
Other financing activities	—	0.9	—	11.1
Net cash flows used by financing activities	(65.0)	542.9	(85.0)	516.7

Effect of exchange rate changes	5.9	7.1	7.0	6.0
Net change in cash and cash equivalents	17.4	62.9	6.6	60.0
Cash and cash equivalents at beginning of period	38.5	18.6	49.3	21.5

Cash and cash equivalents at end of period	$55.9	$81.5	$55.9	$81.5

Flowserve Corporation

Supplemental Segment Information

June 30, 2003

Amounts in millions
Quarter ended June 30, 2003	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$317.0	$90.0	$229.0	$(13.6)	$622.4

Total division sales	$294.1	$90.9	$235.2	$(6.2)	$614.0

Segment operating income (before special items*)	$18.2	$17.5	$22.5	$(8.7)	$49.5

Quarter ended June 30, 2002	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$275.6	$88.0	$205.7	$3.0	$572.3

Total division sales	$318.6	$88.1	$194.2	$(8.2)	$592.7

Segment operating income (before special items*)	$42.4	$16.6	$11.6	$(8.0)	$62.6

Year to Date June 30, 2003	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$622.1	$181.7	$445.7	$(19.1)	$1,230.4

Total division sales	$578.1	$176.4	$440.2	$(16.7)	$1,178.0

Segment operating income (before special items*)	$39.0	$33.4	$36.0	$(17.8)	$90.6

Year to Date June 30, 2002	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$572.5	$176.0	$309.4	$(11.7)	$1,046.2

Total division sales	$585.3	$172.5	$296.8	$(14.8)	$1,039.8

Segment operating income (before special items*)	$72.4	$31.0	$15.4	$(14.3)	$104.5

Note:  Effective July 1, 2002, the Company realigned its operating segments.  Under the new organization, the Flow Solutions Division only includes the Company’s seal operation, while the Company’s pump and valve service businesses are included as appropriate in the Flowserve Pump Division and Flow Control Division, respectively.  Segment information reflects the organization changes in all periods.  Additionally, total division bookings and total division sales include external customer and intersegment bookings and sales.

*  Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  The Company evaluates segment performance based upon segment operating income before special items.

Flowserve Corporation

Special Items

June 30, 2003

Dollars in millions, except per share data	2nd Quarter		Year to Date
	2003	2002	2003	2002

Operating income	$43.0	$57.4	$76.7	$99.3

Adjustments to reconcile operating income to operating income before special items:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	2.6	—	2.6

Integration expense	5.7	2.0	12.1	2.0

Restructuring expense	0.8	0.6	1.8	0.6

Operating income before special items	$49.5	$62.6	$90.6	$104.5

Net earnings	$13.2	$14.3	$21.5	$27.1

Adjustments to reconcile net earnings to earnings before special items, net of tax:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	1.7	—	1.7

Loss on optional prepayment of debt, net of tax	—	6.3	—	6.3

Integration expense, net of tax	3.7	1.3	7.9	1.3

Restructuring expense, net of tax	0.5	0.4	1.2	0.4

Net earnings before special items	$17.4	$24.0	$30.6	$36.8

Earnings per share (diluted)	$0.24	$0.27	$0.39	$0.55

Adjustments to reconcile diluted earnings per share to earnings per share before special items:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	0.03	—	0.03

Loss on optional prepayment of debt	—	0.13	—	0.13

Integration expense	0.07	0.02	0.14	0.03

Restructuring expense	0.01	0.01	0.02	0.01

Net earnings per share before special items	$0.32	$0.46	$0.55	$0.75

Note:  Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  In 2002, special items include loss on optional prepayment of debt, which was previously reported as an extraordinary item.

Flowserve Corporation

Debt and Lease Obligation

June 30, 2003

Amounts in millions	June 30, 2003	December 31, 2002

Term Loan Tranche A	$235	$259
Term Loan Tranche C	520	580
Senior Subordinated Notes, net of discount	261	254
Capital lease obligations and other	1	1
	$1,017	$1,094

Less amounts due within one year	32	38

Total debt due after one year	$985	$1,056

Flowserve Corporation

Select Bank Amendment Terms

(Effective June 30, 2003)

Amendment to Maximum Leverage Ratio:

Step-down	As Amended	Previous Terms
4.00x to 3.75x	9/30/04	6/30/03
3.75x to 3.50x	3/31/05	12/31/03
3.50x to 3.25x	9/30/05	6/30/04
3.25x to 3.00x	12/31/05 and thereafter	9/30/04

Amendment to Interest Coverage Ratio:

Step-up	As Amended	Previous Terms

2.25x to 3.00x	—	9/30/03
2.25x to 2.50x	9/30/03	—
2.50x to 2.75x	12/31/03	—
2.75x to 3.00x	3/31/04	—
3.00x to 4.00x	12/31/05	9/30/05

Amendment to definition of “Consolidated EBITDA”:

The definition of “Consolidated EBITDA” has been amended to include a provision to add back certain charges of up to
$15 million on a cumulative basis to Consolidated Net Income for periods beginning July 1, 2003 and ended on or prior to December 31, 2004.